Foghorn Therapeutics Provides Third Quarter 2021 Corporate Update
-- First patient dosed in phase 1 clinical trial of FHD-609, a potent and selective heterobifunctional protein degrader of BRD9, initially being developed for the treatment of synovial sarcoma
-- Continue to enroll patients in phase 1 clinical trials of FHD-286, an inhibitor of BRG1/BRM, in metastatic uveal melanoma and relapsed or refractory acute myeloid leukemia (AML)
-- Presented an overview of Company’s proprietary protein degrader platform and clinical stage asset, FHD-609, at the 4th Annual Targeted Protein Degradation Summit
-- Continued advancement of broad therapeutic pipeline that includes protein degraders, enzymatic inhibitors and transcription factor disruptors targeting cancers impacted by breakdowns in the chromatin regulatory system
CAMBRIDGE, Mass., November 9, 2021 (GLOBE NEWSWIRE) -- Foghorn Therapeutics Inc. (Nasdaq: FHTX), a clinical stage biotechnology company pioneering a new class of medicines that modulate gene expression through selectively targeting the chromatin regulatory system, today provided a corporate update in conjunction with the Company’s 10-Q filing for the quarter ended September 30, 2021. With an initial focus in oncology, Foghorn’s Gene Traffic Control Platform® and resulting broad pipeline has the potential to transform the lives of people suffering from a wide spectrum of diseases.
“During the third quarter of 2021, we continued to advance our robust pipeline targeting the chromatin regulatory system,” said Adrian Gottschalk, President and Chief Executive Officer. “In August, we dosed the first patient in the phase 1 study of FHD-609, our potent, selective, intravenous, small molecule protein degrader of BRD9, initially being developed for the treatment of synovial sarcoma. We continue to enroll patients in the phase 1 studies of FHD-286, an inhibitor of BRG1/BRM being studied in metastatic uveal melanoma and relapsed or refractory AML and MDS, areas of high unmet medical need. These studies are progressing through dose escalation, and we are pleased with the execution of the enrollment to date and look forward to sharing initial data from these studies in the future.”
Continued Mr. Gottschalk, “Beyond these two clinical programs, we continue to expand our deep pipeline of precision therapeutic candidates targeting different aspects of the chromatin regulatory system in cancer, including enzymatic inhibitors, transcription factor disruptors and over eight protein degrader programs such as our BRM-selective degrader, ARID1B degrader and other undisclosed programs.”
Recent Corporate Highlights:
•Dosed First Patient with FHD-609. In August, Foghorn announced the dosing of the first patient in its first-in-human clinical trial of FHD-609. FHD-609 is a highly potent, selective, intravenous, protein degrader of BRD9, initially being developed for the treatment of synovial sarcoma with the intention to expand into additional indications, including SMARCB1 deleted tumors. Sites for the phase 1 study have been activated and are currently dosing patients. To learn more about this study, please visit ClinicalTrials.gov.
•Participation at the 4th Annual Targeted Protein Degradation Conference. In October 2021, Foghorn presented at the 4th Annual Targeted Protein Degradation Conference providing an overview of the Company’s degrader capabilities and its phase 1 asset FHD-609, including the programs compelling in-vitro and in-vivo profile supporting first-in-human studies. Within Foghorn’s degrader platform, the Company is actively advancing more than eight targeted protein degrader programs including its BRM-selective degrader for BRG1 mutated cancers and its selective ARID1B program for ARID1A mutated cancers which impacts more than 175,000 patients a year. Additional information on the Summit can be found here.

Key Upcoming Milestones:
•FHD-286 data. Foghorn expects to have initial data from the Company’s phase 1 studies of FHD-286 in both metastatic uveal melanoma and relapsed/refractory AML and MDS as early as the fourth quarter of 2021.
•FHD-609 data. Foghorn expects to have initial data from the Company’s phase 1 study in synovial sarcoma as early as the first half of 2022.
Upcoming Events
•4th Annual Evercore ISI HealthCONx Conference, November 30th-December 2nd, 2021
Financial Condition
Foghorn reported cash, cash equivalents and marketable securities of $120.8 million as of September 30, 2021, as compared to $141.3 million as of June 30, 2021, and $185.8 million as of December 31, 2020.
About Foghorn Therapeutics
Foghorn® Therapeutics is discovering and developing a novel class of medicines targeting genetically determined dependencies within the chromatin regulatory system. Through its proprietary scalable Gene Traffic Control® platform, Foghorn is systematically studying, identifying and validating potential drug targets within the chromatin regulatory system. The company is developing multiple product candidates in oncology.
Forward-Looking Statements
This press release contains “forward-looking statements” regarding the Company’s clinical programs for FHD-286 and FHD-609 and the Company’s research pipeline. Forward-looking statements include statements regarding the Company’s clinical trial, product candidates and research efforts and other statements identified by words such as “could,” “may,” “might,” “will,” “likely,” “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “continues,” “projects” and similar references to future periods. Forward-looking statements are based on our current expectations and assumptions regarding capital market conditions, our business, the economy and other future conditions. Because forward-looking statements relate to the future, by their nature, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results may differ materially from those contemplated by the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include regional, national or global political, economic, business, competitive, market and regulatory conditions, including risk regarding the timing of filing an IND for our product candidates and other factors set forth under the heading “Risk Factors” in the Company’s Form 10-K. Any forward-looking statement made in this press release speaks only as of the date on which it is made.

Media Contact:

Fanny Cavalié, Foghorn Therapeutics Inc.
fcavalie@foghorntx.com
Gregory Kelley, Ogilvy
gregory.kelley@ogilvy.com
Investor Relations Contact:
Ben Strain, Foghorn Therapeutics Inc.
bstrain@foghorntx.com
Hans Vitzthum, LifeSci Advisors
617-430-7578
hans@lifesciadvisors.com